Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	May 7, 2009
Rich Rosen (Investors)
(513) 534-3307
Debra Decourcy, APR (Media)
(513) 534-4153

FIFTH THIRD ANNOUNCES SUPERVISORY CAPITAL ASSESSMENT RESULTS

Commits to Strengthen Tier 1 Common Equity by $1.1 Billion

Commits No Additional Overall Capital Needed

Currently Meets New “Tier 1 Common” Standard of 4 Percent

•	Fifth Third does not require additional overall capital under the Supervisory Capital Assessment Program (“SCAP,” or “Stress Test”) and does not expect to further utilize government capital programs

•	Fifth Third has committed to augment the common equity component of Tier 1 capital (“Tier 1 common equity”) by $1.1 billion in the next six months to create required “capital buffer”

•	Increase is required to maintain a capital buffer related to new Tier 1 common equity standard of 4 percent of risk-weighted assets under SCAP “more adverse scenario” through 2010

•	Fifth Third expects to utilize available private market alternatives to satisfy the $1.1 billion commitment

•	Fifth Third’s Tier 1 common equity ratio is 5.5 percent, pro forma for the completion of the previously announced processing joint venture, which would increase this ratio from 4.5 percent currently

•	We currently expect this ratio to remain well above the new regulatory minimum for the foreseeable future and to be enhanced by the actions we will be taking

Fifth Third Bancorp (Nasdaq: FITB) today provided information related to the Supervisory Capital Assessment Program (“SCAP”). Results of the assessments associated with this program were announced by U.S. financial and regulatory authorities on May 7, 2009.

Supervisory Capital Assessment Program and Capital Assistance Program

Nineteen U.S. Bank Holding Companies, each with more than $100 billion of assets at December 31, 2008, were required to undergo these special assessments. The assessments were designed to evaluate the projected level and quality of each institution’s capital under specified economic scenarios through the end of 2010. These scenarios included a baseline scenario, reflecting a consensus estimate of private-sector forecasters, and a more adverse scenario, reflecting an economic situation more severe than is generally anticipated. This assessment measured the level and quality of capital expected to be maintained against existing regulatory capital standards as well as a new standard, “Tier 1 common equity,” established to be 4 percent of risk-weighted assets. These 19 firms are being required to ensure they have a “capital buffer” relative to these standards under the more adverse scenario.

Results of SCAP Assessment

The results of the SCAP assessment for Fifth Third indicated that our Tier 1 and Total capital ratios would continue to exceed the levels required to maintain a “well-capitalized” status under the more adverse scenario. As a result, we are not required to raise additional overall capital.

The test results indicated that Tier 1 common equity should be augmented to maintain a capital buffer above the new 4 percent ratio under the more adverse scenario. The total amount required, prior to considering activities by Fifth Third since the end of the fourth quarter of 2008, is $2.6 billion. After considering such activities, the indicated additional net Tier 1 common equity required is $1.1 billion to provide a capital buffer under the more adverse scenario. The $1.1 billion reflects the incremental benefit of our previously announced joint venture of our processing business with Advent International. This $1.1 billion remaining requirement does not reflect the benefit of any other measures that we believe to be available to us to generate additional Tier 1 common equity.

Fifth Third’s current Tier 1 common equity ratio is 4.5 percent and, on a pro forma basis for the processing joint venture, would be 5.5 percent. Fifth Third would expect that, absent additional measures to increase it, its Tier 1 common equity ratio would remain above 5 percent under conditions more likely to prevail than the SCAP more adverse scenario.

The purposes and processes of the SCAP assessment are described more fully at: http://www.federalreserve.gov/newsevents/press/bcreg/20090424a.htm

Fifth Third Comment

“The supervisory stress test confirmed that Fifth Third does not require additional overall capital, either currently or under more adverse conditions,” said Kevin Kabat, President, Chairman and CEO of Fifth Third Bancorp. “We have outlined and implemented a number of steps over the past year to strengthen our common equity position to prepare for potential economic deterioration. We expect to meet this new commitment to further reinforce our capital composition within six months through additional private market actions. We do not expect to further utilize government capital programs.

The requirement to increase common equity arises as a result of two factors. First, banking regulators have established a new Tier 1 common equity standard of 4%, which we currently exceed with a substantial cushion. Second, that ratio is required to be maintained under assumed economic conditions much more negative than currently being experienced or anticipated. There are some notable signs that important trends in the economy may be in the process of stabilizing.

Our capital levels are substantially above regulatory well-capitalized minimums as well as the new Tier 1 common equity standard. Pro forma for the effect of our pending processing joint venture transaction, our first quarter Tier 1 capital ratio would have been 11.8 percent and our Tier 1 common equity ratio would have been 5.5 percent.

Fifth Third’s strong levels of pre-provision profitability and reserves for loan losses provide significant further resources to absorb even the high and conservative level of loan losses assumed under the SCAP assessment. We don’t expect loan loss rates to approach those levels. Our recent results and current expectations for the second quarter are significantly better than those assumed for those periods under the more adverse scenario. These near-term results and expectations provide a good starting point for the future level of our capital in later periods. We are confident that our capital levels, including Tier 1 common equity, will remain above levels required by regulatory authorities and our own targets. And creating an additional common equity buffer through further actions will put us in a better position to more quickly redeem the U.S. Treasury’s existing preferred stock investment in Fifth Third, subject to regulatory approval.”

Incremental Tier 1 Common Equity Commitment

Banks subject to the SCAP requirement to augment Tier 1 common equity, as in Fifth Third’s case, must do so by November 9, 2009.

Fifth Third expects to meet its incremental Tier 1 common equity commitment through private market activities, and does not expect to further utilize government capital programs. We have a number of options available to us that, if pursued and successful, would generate substantial amounts of Tier 1 common equity. These options include the potential sale of certain non-strategic assets, including the common stock we own in publicly traded companies with unrecognized gains as well as available-for-sale securities we hold in a gain position. We will also evaluate transactions involving the issuance of cash, common stock or other securities in exchange for outstanding securities of Fifth Third. These exchanges may also have the effect of conserving capital related to dividend expense associated with the exchanged instruments, reducing the assumed need to absorb those expenses through capital. The determination of whether to pursue such transactions will be made based upon market conditions, the price of the securities issued or redeemed, the amount of such securities that may be redeemed for a price acceptable to us and to the holders of such securities, and other factors including the cost and dilution of such actions to current shareholders and any potential regulatory approval requirements. Additionally, we will evaluate such actions in the context of our expectations for financial results, the effect of these actions on financial results, our own capital targets, and regulatory capital standards.

The U.S. Treasury is making programs available that would provide capital in the form of mandatorily convertible preferred stock to the extent that any bank covered by the SCAP assessment does not generate the required capital. These programs are described more fully on the U.S. Treasury’s website: http://www.financialstability.gov/roadtostability/index.html.

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2009, the Company had $119 billion in assets, operates 16 affiliates with 1,311 full-service Banking Centers, including 95 Bank Mart® locations open seven days a week inside select grocery stores and 2,354 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2009, has $166 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements, Expectations, and Scenarios

A presentation related to this announcement is available at http://phx.corporate-ir.net/phoenix.zhtml?c=72735&p=irol-presentations. In this presentation, we further discuss the results of the SCAP assessment process and provide details related to the results of the more adverse scenario associated with the assessment. The information discussed in this release and in that presentation is based upon scenarios evaluated for purposes of the supervisory assessment. In addition, we have included commentary related to our current expectations for the second quarter as well as our current general expectations for subsequent periods relative to the more adverse scenario, as based on information available to us at this time. As with all forward-looking information, these results are subject to certain risks and uncertainties that may cause actual results to differ from those presented related to these scenarios. We undertake no obligation and do not expect to update these scenarios or expectations beyond the date of these statements. A cautionary statement including a more detailed list of risk factors related to any forward-looking statements is included at the end of this release and in that presentation, and we recommend careful consideration of these risk factors.

Forward-Looking Statements

This report may contain forward-looking statements about Fifth Third Bancorp within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “scenario,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third does business are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third or the businesses in which it is engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’

ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in combining the operations of acquired entities; (21) lower than expected gains related to any potential sale of businesses; (22) the failure to consummate the sale of a majority interest in Fifth Third’s merchant acquiring and financial institutions processing business (the “Processing Business”) or difficulties in separating the Processing Businesses from Fifth Third; (23) loss of income from any potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (24) ability to secure confidential information through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the United States Securities and Exchange Commission (SEC), and in certain quarterly and current reports on Form 10-Q and Form 8-K subsequently filed with the SEC. Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

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